Exhibit 99.1

NEWS RELEASE

CSL007017

10/24/07

Carlisle Companies Reports Third Quarter Earnings

CHARLOTTE, NORTH CAROLINA, October 24, 2007… Carlisle Companies Incorporated (NYSE:CSL) reported net sales of $778.1 million for the quarter ended September 30, 2007, a 21% improvement over net sales of $645.3 million in the third quarter of 2006.  Organic sales growth of 12% was due primarily to increased sales volumes for Construction Materials and Industrial Components.  The acquisition of Insulfoam, a leading manufacturer of expanded polystyrene insulation, in April 2007, accounted for $51.2 million, or 8%, of sales growth in the third quarter.  The impact of foreign currency exchange rates on net sales growth was less than 1% for the third quarter.

Net income from continuing operations was $82.6 million, or $1.31 per diluted share, in the third quarter 2007 as compared with $45.0 million, or $0.72 per diluted share, in the third quarter 2006.  Income from continuing operations for the third quarter 2007 included an after-tax gain of $29.4 million, or $0.47 per diluted share, on the sale of the Company’s interest in the European roofing company, Icopal, on July 31, 2007. Also recorded in the third quarter 2007 were after-tax charges of $2.6 million, or $0.04 per diluted share, for asset impairment and restructuring costs related to the closure of a facility in Fredericksburg, Virginia, in the Company’s Specialty Products segment.  Additional after-tax costs associated with this closure of $1.6 million, or $0.03 per diluted share, will be recorded in the fourth quarter 2007.

“We delivered solid sales growth in the third quarter with year-over-year sales increase in all of our segments,” commented David A. Roberts, Chairman, President and Chief Executive Officer.  “While we are experiencing healthy market demand in some of our businesses, we have seen softness in our on-highway braking products, small construction trailers and insulation materials used in residential construction.  In addition, we continue to face competitive pricing pressures in our Construction Materials business.  We are taking a cautious look at our earnings for the remainder of the year and are reducing full year guidance for income from continuing operations, excluding the Icopal gain of $0.47 per diluted share, to the range of $2.80 to $2.85 per diluted share.  Our previous guidance was $2.95 to $3.05 per diluted share.”

Construction Materials:  Growth in Insulation, TPO (thermoplastic polyolefin) roofing systems and EPDM (synthetic rubber) volumes contributed to net sales of $417.0 million in the third quarter 2007.  The 34% increase over 2006 net sales of $311.8 million also included $51.2 million of net sales from the Insulfoam acquisition.  Third quarter 2007 earnings before interest and income taxes (“EBIT”) of $116.3 million were higher than third quarter 2006 EBIT of $55.2 million and included a pre-tax gain of $48.5 million related to the sale of Icopal.  Carlisle’s share of the proceeds received from the Icopal sale are reflected in short-term investments on the balance sheet. Equity earnings from Icopal for the third quarter 2007 were $2.8 million, compared to $4.2 million in the third quarter 2006.

Industrial Components:  Net sales of $180.0 million for the three months ended September 30, 2007 increased 10% compared with net sales of $164.1 million in the third quarter 2006.  Increased sales volumes in the consumer lawn and garden market, as well as, higher selling prices to offset raw material cost increases, contributed to the improved net sales.  EBIT of $10.6 million in the third quarter of 2007 was 58% higher than EBIT of $6.7 million for the same period last year as a result of improved product mix and increased selling prices.

Specialty Products: The Company’s braking business recorded net sales of $45.6 million for the third quarter 2007, a 10% increase as compared with net sales of $41.6 million for the same period in 2006.  Sales in the off-highway business improved 18% over the prior year on increased demand in the mining and heavy construction markets.  On-highway brake sales continued to be negatively impacted by the 2006 pre-buy of heavy-duty trucks associated with certain regulatory emission changes.  Third quarter 2007 EBIT of $1.5 million was similar to third quarter 2006 EBIT of $1.6 million.  Results in the third quarter 2007 reflected pre-tax charges of $3.9 million related to asset impairment and restructuring costs.

Transportation Products: Third quarter 2007 net sales of $45.9 million increased over net sales of $45.0 million in the same period of 2006.  Third quarter 2007 EBIT of $6.6 million declined 13% as compared with 2006 EBIT of $7.6 million.  Higher overhead costs associated with recent capacity expansion at the Company’s Fargo, North Dakota and Brookville, Pennsylvania facilities contributed to the decline in EBIT.

General Industry: Net sales of $89.6 million in the third quarter of 2007 increased 8% over 2006 third quarter net sales of $82.8 million reflecting higher sales in all businesses in this segment.  EBIT in the third quarter of 2007 of $11.6 million increased 41% over EBIT of $8.2 million for the same period of 2006.  The wire and cable business continued to generate significant sales and earnings growth of 14% and 54%, respectively, on strong aerospace sales.  The Company’s foodservice business reported a 5% increase in net sales as compared to the third quarter 2006, and a 26% improvement in EBIT reflecting higher sales and reduced operating costs. The refrigerated truck body business reported a 9% improvement in net sales and a 102% improvement in EBIT in the third quarter of 2007 as compared to 2006 which included a one-week production shutdown.

Corporate

Corporate pre-tax expense of $10.2 million for the third quarter 2007 compared with pre-tax expense of $7.2 million for the same period in 2006.  The increase in expense included higher stock based compensation expense, reflecting the change in executive management in the second quarter 2007, as well as increased securitization program expenses.

Discontinued Operations

The loss from discontinued operations for the third quarter 2007 of $0.1 million compared with a loss in the third quarter 2006 of $4.8 million.  The loss in the third quarter 2006 reflected a $2.4 million after-tax charge on lease obligations relating to the discontinued automotive business and $2.0 million of reserves related to the discontinued giftware business.

Net Income

Net income for the third quarter 2007 was $82.5 million, or $1.31 per diluted share, compared to $40.2 million, or $0.65 per diluted share, for the third quarter 2006.  The after-tax gain of $29.4 million related to the sale of Icopal, offset by after-tax impairment and restructuring charges of $2.6 million in the Specialty Products segment, contributed to the significant increase as compared to the prior year.

Cash Flow

Cash flow provided by operations of $134.6 million for the nine months ended September 30, 2007 compared favorably with cash used in operations of $34.2 million for the same period in 2006.  Cash used for working capital decreased from $87.5 million for the nine months ended September 2006 to $50.8 million for the same period in 2007.  Operating cash flow for 2006 reflected a decrease of $137.9 million in the utilization of the Company’s securitization program.  In the third quarter of 2007, the Company amended its securitization facility and at September 30, 2007 the receivables and related debt are included on the balance sheet.  Cash flows related to the securitization facility have been reported as a financing activity in 2007.  Cash used in investing activities was $228.7 million in 2007 compared to $69.6 million in 2006.  Capital expenditures of $60.0 million in 2007 compared with $72.9 million in 2006 as the Company has completed construction of the majority of its new production facilities for the Construction Materials segment.  Net cash used for investing activities in 2007 included $189.7 million for the acquisition of Insulfoam and the acquisitions of manufacturing operations in China for Carlisle’s specialty tire and wheel business and wire and cable business.  Proceeds from investments, property and equipment of $20.9 million included approximately $15.7 million received from notes and accrued interest owed to the Company by Icopal.  Net cash flow used in financing activities of $24.5 million in 2007 included the retirement of $150.0 million in senior notes, partially offset by $120.0 million received from the securitization facility.  Cash provided by financing activities in 2006 included the issuance of $150.0 million in senior notes.

Conference Call and Webcast

The Company will discuss third quarter 2007 results on a conference call for investors on Wednesday, October 24, 2007 at 9:00 a.m. Eastern.  The call may be accessed live at

http://www.carlisle.com/investors/conference_call.html, or the taped call may be listened to shortly following the live call at the same website location until November 7, 2007.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on management’s current expectations and are subject to uncertainty and changes in circumstances. Actual results may differ materially from these expectations due to changes in global economic, business, competitive, market and regulatory factors. More detailed information about these factors is contained in the Company’s filings with the Securities and Exchange Commission. The Company undertakes no duty to update forward-looking statements.

Carlisle is a diversified global manufacturing company serving the construction materials, commercial roofing, specialty tire and wheel, power transmission, heavy-duty brake and friction, heavy-haul truck trailer, refrigerated truck body, foodservice, and aerospace and test and measurement industries.

CONTACT:	Carol P. Lowe
Vice President and Chief Financial Officer
Carlisle Companies Incorporated
(704) 501-1100
http://www.carlisle.com

CARLISLE COMPANIES INCORPORATED

Financial Results

For the periods ended September 30

(In millions, except per share data)

(Unaudited)

	Third Quarter			Nine Months
	2007	2006*	% Change	2007	2006*	% Change
Net sales	$778.1	$645.3	21%	$2,200.8	$1,950.7	13%

Income from continuing operations	$82.6	$45.0	84%	$172.1	$140.8	22%

(Loss) income from discontinued operations	(0.1)	(4.8)	NM	0.6	(1.9)	NM
Net income	$82.5	$40.2	105%	$172.7	$138.9	24%

Basic earnings per share
Continuing operations	$1.33	$0.73	82%	$2.78	$2.30	21%
Discontinued operations	—	(0.07)	NM	0.01	(0.03)	NM
Net income	$1.33	$0.66	102%	$2.79	$2.27	23%

Diluted earnings per share
Continuing operations	$1.31	$0.72	82%	$2.74	$2.26	21%
Discontinued operations	—	(0.07)	NM	0.01	(0.03)	NM
Net income	$1.31	$0.65	102%	$2.75	$2.23	23%

SEGMENT FINANCIAL DATA (Continuing Operations)

(In millions)

	2007 *			2006
Third Quarter	Sales	EBIT	% Sales	Sales	EBIT	% Sales
Construction Materials	$417.0	$116.3	27.9%	$311.8	$55.2	17.7%
Industrial Components	180.0	10.6	5.9%	164.1	6.7	4.1%
Specialty Products	45.6	1.5	3.3%	41.6	1.6	3.8%
Transportation Products	45.9	6.6	14.4%	45.0	7.6	16.9%
General Industry	89.6	11.6	12.9%	82.8	8.2	9.9%
Subtotal	778.1	146.6	18.8%	645.3	79.3	12.3%
Corporate	—	(10.2)		—	(7.2)
Total	$778.1	$136.4	17.5%	$645.3	$72.1	11.2%

	2007 *			2006
Nine Months	Sales	EBIT	% Sales	Sales	EBIT	% Sales
Construction Materials	$1,026.4	$197.3	19.2%	$832.6	$138.3	16.6%
Industrial Components	632.2	50.2	7.9%	602.9	51.1	8.5%
Specialty Products	141.1	4.5	3.2%	134.4	10.5	7.8%
Transportation Products	141.5	21.1	14.9%	137.6	24.2	17.6%
General Industry	259.6	29.1	11.2%	243.2	21.8	9.0%
Subtotal	2,200.8	302.2	13.7%	1,950.7	245.9	12.6%
Corporate	—	(32.5)		—	(23.7)
Total	$2,200.8	$269.7	12.3%	$1,950.7	$222.2	11.4%

* 2006 figures have been revised to reflect the change in method of accounting for inventory, discontinued operations and the stock split.

NM = Not Meaningful

CARLISLE COMPANIES INCORPORATED
Consolidated Statement of Earnings

For the periods ended September 30

(In thousands except per share data)

(Unaudited)

	Third Quarter			Nine Months
	2007	2006*	% Change	2007	2006*	% Change
Net sales	$778,091	$645,261	20.6%	$2,200,849	$1,950,709	12.8%
Cost and expenses:
Cost of goods sold	616,715	513,517	20.1%	1,750,344	1,542,983	13.4%
Selling and administrative expenses	72,155	59,339	21.6%	216,675	179,961	20.4%
Research and development expenses	4,446	3,728	19.3%	13,120	11,318	15.9%
Other income, net	(51,611)	(3,448)	NM	(48,966)	(5,708)	NM

Earnings before interest & income taxes	136,386	72,125	89.1%	269,676	222,155	21.4%

Interest expense, net	6,581	5,308	24.0%	8,710	14,927	-41.6%

Earnings before income taxes	129,805	66,817	94.3%	260,966	207,228	25.9%

Income taxes	47,164	21,800	116.3%	88,894	66,460	33.8%

Income from continuing operations	82,641	45,017	83.6%	172,072	140,768	22.2%
Percent of net sales	10.6%	7.0%		7.8%	7.2%

(Loss) income from discontinued operations	(169)	(4,783)	NM	623	(1,826)	NM

Net income	$82,472	$40,234	105.0%	$172,695	$138,942	24.3%

Basic earnings per share
Continuing operations	$1.33	$0.73	82.2%	$2.78	$2.30	20.9%
Discontinued operations	-	(0.07)	NM	0.01	(0.03)	NM
Basic earnings per share	$1.33	$0.66	101.5%	$2.79	$2.27	22.9%

Diluted earnings per share
Continuing operations	$1.31	$0.72	81.9%	$2.74	$2.26	21.2%
Discontinued operations	-	(0.07)	NM	0.01	(0.03)	NM
Diluted earnings per share	$1.31	$0.65	101.5%	$2.75	$2.23	23.3%

Average shares outstanding (000's) - basic	61,984	61,358		61,817	61,178
Average shares outstanding (000's) - diluted	62,913	62,202		62,808	62,174

Dividends	$9,050	$8,319		$25,809	$23,680
Dividends per share	$0.145	$0.135	7.7%	$0.415	$0.385	7.6%

* 2006 figures have been revised to reflect the change in method of accounting for inventory, discontinued operations, and the stock split.
NM = Not Meaningful

CARLISLE COMPANIES INCORPORATED
Comparative Condensed Consolidated Balance Sheet

(In thousands)

(Unaudited)

	September 30,	December 31,
	2007	2006*
Assets
Current Assets
Cash and cash equivalents	$24,922	$144,029
Short-term investments	119,474	-
Receivables	476,756	353,108
Inventories	467,454	450,005
Prepaid expenses and other	34,245	54,891
Current assets held for sale	4,056	5,477
Total current assets	1,126,907	1,007,510
Property, plant and equipment, net	534,936	458,480
Other assets	413,286	436,869
Non-current assets held for sale	2,903	4,227
Total Assets	$2,078,032	$1,907,086

Liabilities and Shareholders' Equity
Current Liabilities
Short-term debt, including current maturities	$147,750	$151,676
Accounts payable	165,660	142,405
Accrued expenses	188,145	175,849
Current liabilities associated with assets held for sale	742	912
Total current liabilities	502,297	470,842
Long-term debt	262,647	274,658
Other liabilities	178,485	194,264
Shareholders' equity	1,134,603	967,322
Total Liabilities and Shareholders' Equity	$2,078,032	$1,907,086

* 2006 figures have been revised to reflect the change in accounting for inventory, retained earnings adjustments from the adoption of FIN 48 and discontinued operations.

CARLISLE COMPANIES INCORPORATED
Comparative Condensed Consolidated Statement of Cash Flows

For the Nine Months Ended September 30

(In thousands)

(Unaudited)

	2007	2006*
Operating activities
Net income	$172,695	$138,942
Reconciliation of net earnings to cash flows:
Depreciation and amortization	49,863	43,699
Non-cash compensation	11,486	5,478
Excess tax benefits from share based compensation	(5,386)	(4,141)
Earnings from equity investments	(2,493)	(1,957)
Loss on writedown of assets	7,431	-
Foreign exchange (gain) loss	(3,698)	551
Deferred taxes	14,710	2,197
(Gain) loss on investments, property and equipment, net	(55,120)	8,149
Receivables under securitization program	-	(137,900)
Working capital	(54,043)	(87,526)
Other	(802)	(1,721)
Net cash provided by (used in) operating activities	134,643	(34,229)
Investing activities
Capital expenditures	(60,049)	(72,871)
Acquisitions, net of cash	(189,686)	(1,875)
Proceeds from investments, property and equipment, net	20,918	3,993
Other	77	1,188
Net cash used in investing activities	(228,740)	(69,565)
Financing activities
Net change in short-term debt and revolving credit lines	(136,995)	(30,681)
Proceeds from receivables securitization facility	120,000	-
Proceeds from long-term debt	400	148,875
Reductions of long-term debt	-	(6,285)
Dividends	(25,809)	(23,680)
Proceeds from hedging activities	-	5,643
Excess tax benefits from share based compensation	5,386	4,141
Treasury shares and stock options, net	12,530	13,279
Other	(54)	(1,238)
Net cash (used in) provided by financing activities	(24,542)	110,054
Effect of exchange rate changes on cash	(468)	(288)
Change in cash and cash equivalents	(119,107)	5,972
Cash and cash equivalents
Beginning of period	144,029	38,745
End of period	$24,922	$44,717

* 2006 figures have been revised to reflect the change in method of accounting for inventory.